Exhibit 99.1

Press Release	May 7, 2020

Cerence Announces Second Quarter 2020 Results

Second Quarter Highlights

•	First-half of fiscal year bookings reach a record of $533M exceeding FY2019 full year bookings
•	Record quarterly GAAP revenue at $86.5M increased approximately 23% year over year
•	Strong financial performance with GAAP EPS of $0.33 and non-GAAP EPS of $0.43
•	Adjusted EBITDA of $29.0M increased 55%, and adjusted EBITDA margin of 33.6% increased 26% compared to Q2FY19
•	Several strategic wins including Geely, FCA and Bean Tech

BURLINGTON, Mass., May 7, 2020 – Cerence Inc. (NASDAQ: CRNC), AI for a world in motion, today reported its second fiscal quarter 2020 results for the quarter ended March 31, 2020.

Results Summary (1)

(in millions, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
GAAP Revenue	$86.5	$70.3	$164.0	$142.8
GAAP Gross Margin%	66.8%	65.2%	66.7%	65.9%
Non-GAAP Gross Margin%	70.1%	69.2%	70.4%	69.7%
GAAP Operating Margin%	13.9%	0.2%	6.0%	2.1%
Non-GAAP Operating Margin%	31.0%	23.6%	28.3%	24.3%
Adjusted EBITDA	$29.0	$18.7	$50.8	$38.8
GAAP net income margin	14.4%	0.6%	0.4%	1.9%
Adjusted EBITDA margin	33.6%	26.6%	31.0%	27.2%
GAAP net income	$12.5	$0.5	$0.7	$2.7
Non-GAAP net income	$16.1	$11.3	$26.5	$24.8
GAAP net income per share - diluted	$0.33	$0.01	$0.02	$0.07
Non-GAAP net income per share - diluted	$0.43	$0.31	$0.72	$0.68

(1)

Please refer to the “Discussion of Non-GAAP Financial Measures” and “Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures” included elsewhere in this release for more information regarding our use of non-GAAP financial measures.

Sanjay Dhawan, Chief Executive Officer of Cerence, stated, “We delivered excellent financial results for our second fiscal quarter, exceeding most of our guidance metrics despite the initial impact of COVID-19 on the global economy in general, and the automotive market specifically. We had several significant wins in the quarter, including a major European OEM that represented the two largest contracts in the company’s history, one for license and one for cloud-connected services; Geely’s selection of Cerence ARK across all their auto brands; FCA’s adoption of Cerence technology for the all new Uconnect 5 global infotainment platform; and, Bean Tech’s adoption of Cerence ARK for Great Wall Motors.”

Dhawan added, “Our year-over-year revenue growth, led by strong growth in the cloud-connected and professional services businesses, reflects strong momentum for our products and services. While the business environment in the near term will be challenging, the largest first-half fiscal year bookings in the company’s history is a strong indication of Cerence’s long-term growth potential. These bookings and the strategic wins in

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Press Release	May 7, 2020

the quarter give us confidence that we will emerge a stronger company once the automobile industry begins its recovery.”

Dhawan continued, “In the current environment, our first priority is protecting the health and safety of our employees. There is a team that meets daily to monitor developments, keep our employees informed and plan for the eventual return to the office in accordance with government guidelines. We have made adjustments to our business in response to the challenging conditions and believe the changes we have made will continue to support the long term growth of the company while seeking to minimize the negative impact of the virus on our operations.”

Statement on Guidance

Because of the uncertainty in Cerence’s served markets and that most of the company’s customers and partners are no longer providing guidance for the remainder of the year due to the global economic impact of COVID-19, the company is unable to provide guidance for its fiscal Q3 and is withdrawing its previous guidance for the fiscal year.

Second Quarter Conference Call

The company will host a live conference call and webcast with slides to discuss the results at 10:00 a.m. Eastern Time/7:00 a.m. Pacific Time today. Interested investors and analysts are invited to dial into the conference call by using 1.844.467.7116 (domestic) or +1.409.983.9838 (international) and entering the pass code 2859818. Webcast access will be available on the Investor Information section of the company’s website at https://investors.cerence.com/news-and-events/events-and-presentations.

The teleconference replay will be available through May 14, 2020. The replay dial-in number is 1.855.859.2056 (domestic) or +1.404.537.3406 (international) using pass code 2859818. A replay of the webcast can be accessed by visiting our web site 90 minutes following the conference call at https://investors.cerence.com/news-and-events/events-and-presentations.

Forward Looking Statements

Statements in this presentation regarding Cerence’s future performance, results and financial condition, expected growth and innovation and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “intends” or “estimates” or similar expressions) should also be considered to be forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risk, uncertainties and other factors, which may cause actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements including but not limited to: the expected impacts COVID-19 pandemic on our business, the highly competitive and rapidly changing market in which we operate; adverse conditions in the automotive industry or the global economy more generally; our ability to control and successfully manage our expenses and cash position; our strategy to increase cloud; escalating pricing pressures from our customers; our failure to win, renew or implement service contracts; the loss of business from any of our largest customers; the inability to recruit and retain qualified personnel; cybersecurity and data privacy incidents; fluctuating currency rates; and the other factors

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in our Annual Report on our most recent Form 10-K  and other filings with the  Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Discussion of Non-GAAP Financial Measures

We believe that providing the non-GAAP information in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. The non-GAAP information should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements.

Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2020 and 2019, our management has either included or excluded items in five general categories, each of which is described below.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to Cerence Inc. before net (income) loss attributable to income tax benefit (expense), other income (expense) items, net, depreciation and amortization expense, and other operating gains, and excluding acquisition-related costs, amortization of purchased intangible assets, stock-based compensation, and restructuring and other costs or impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. From time to time we may exclude from Adjusted EBITDA the impact of events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. Other income (expense) items, net include interest expense, investment income (loss), equity in net income (losses) of investees, and other income (expense), net (as stated in our Consolidated Statement of Income). Our management and Board of Directors use this financial measure to evaluate our operating performance. It is also a significant performance measure in our annual incentive compensation programs.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a

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Press Release	May 7, 2020

great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)

Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, and earn-out payments treated as compensation expense, as well as the costs of integration-related activities, including services provided by third-parties.

(ii)

Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.

(iii)

Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.

We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

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Press Release	May 7, 2020

Other expenses.

We exclude certain other expenses that result from unplanned events outside the ordinary course of continuing operations, in order to measure operating performance and current and future liquidity both with and without these expenses. By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. Other items such as consulting and professional services fees related to separation costs directly attributable to the Cerence business becoming a standalone public company.

Backlog.

Revenue backlog consists of the following categories: (i) fixed backlog, (ii) variable backlog, and (iii) adjusted backlog. These categories are further discussed as follows:

(i)	Fixed backlog. Future revenue related to remaining performance obligations and contractual commitments which have not been invoiced.
(ii)

Variable backlog. Estimated future revenue from variable forecasted royalties related to our embedded and connected businesses. Our estimation of forecasted royalties is based on our royalty rates for embedded and connected technologies from expected car shipments under our existing contracts over the term of the programs. Anticipated shipments are based on historical shipping experience and current customer projections that management believes are reasonable. Both our embedded and connected technologies are priced and sold on a per-vehicle or device basis, where we receive a single fee for either or both the embedded license and the connected service term.

(iii)	Adjusted backlog. The total of fixed backlog and variable backlog.

Our fixed and variable backlog may not be indicative of our actual future revenue. The revenue we actually recognize is subject to several factors, including the number and timing of vehicles our customers ship, potential terminations or changes in scope of customer contracts and currency fluctuations.

See the tables at the end of this press release for non-GAAP reconciliations to the most directly comparable GAAP measures.

About Cerence Inc.

Cerence (NASDAQ: CRNC) is the global industry leader in creating unique, moving experiences for the automotive world. As an innovation partner to the world’s leading automakers, it is helping transform how a car feels, responds and learns. Its track record is built on more than 20 years of knowledge and more than 325 million cars on the road today. Whether it’s connected cars, autonomous driving or e-vehicles, Cerence is mapping the road ahead. For more information, visit www.cerence.com.

Contact Information

Rich Yerganian

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Press Release	May 7, 2020

Cerence Inc.

Tel: 617-987-4799

Email: richard.yerganian@cerence.com

Cerence. All rights reserved

Press Release	May 7, 2020

CERENCE INC.

Consolidated and Combined Statements of Operations

(unaudited - in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenues:
License	$44,622	$39,324	$85,389	$83,326
Connected services	23,131	18,858	46,152	36,113
Professional services	18,742	12,122	32,413	23,349
Total revenues	86,495	70,304	163,954	142,788
Cost of revenues:
License	843	567	1,524	907
Connected services	8,876	9,130	17,551	20,359
Professional services	16,753	12,726	31,244	23,189
Amortization of intangible assets	2,258	2,021	4,345	4,196
Total cost of revenues	28,730	24,444	54,664	48,651
Gross profit	57,765	45,860	109,290	94,137
Operating expenses:
Research and development	21,346	22,561	44,857	46,369
Sales and marketing	7,706	9,799	15,649	19,244
General and administrative	10,712	5,689	22,195	11,410
Amortization of intangible assets	3,125	3,132	6,256	6,264
Restructuring and other costs, net	2,870	4,329	10,424	7,456
Acquisition-related costs	—	182	—	417
Total operating expenses	45,759	45,692	99,381	91,160
Income from operations	12,006	168	9,909	2,977
Interest income	244	—	525	—
Interest expense	(6,699)	—	(13,497)	—
Other income (expense), net	226	266	80	250
Income (loss) before income taxes	5,777	434	(2,983)	3,227
(Benefit from) provision for income taxes	(6,718)	(20)	(3,716)	518
Net income	$12,495	$454	$733	$2,709
Net income per share:
Basic	$0.34	$0.01	$0.02	$0.07
Diluted	$0.33	$0.01	$0.02	$0.07
Weighted-average common share outstanding:
Basic	36,441,350	36,391,445	36,218,143	36,391,445
Diluted	37,391,720	36,391,445	36,693,328	36,391,445

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CERENCE INC.

Consolidated and Combined Balance Sheets

(unaudited - in thousands, except share data)

	March 31,	September 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$95,584	$-
Accounts receivable, net of allowances of $1,315 and $865 at March 31, 2020 and September 30, 2019, respectively	92,272	65,787
Deferred costs	7,220	9,195
Prepaid expenses and other current assets	27,779	17,343
Total current assets	222,855	92,325
Property and equipment, net	26,206	20,113
Deferred costs	36,142	32,428
Operating lease right of use assets	18,593	-
Goodwill	1,117,577	1,119,329
Intangible assets, net	55,107	65,561
Deferred tax assets	161,943	150,629
Other assets	14,867	3,444
Total assets	$1,653,290	$1,483,829
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,786	$16,687
Deferred revenue	113,111	88,233
Short-term operating lease liabilities	5,270	-
Short-term debt	9,450	-
Accrued expenses and other current liabilities	42,581	24,194
Total current liabilities	189,198	129,114
Long-term debt	237,925	-
Deferred revenue, net of current portion	234,981	265,051
Long-term operating lease liabilities	15,669	-
Other liabilities	39,138	21,536
Total liabilities	716,911	415,701
Stockholders' Equity:
Common stock, $0.01 par value, 600,000,000 shares authorized as of March 31, 2020; 36,457,914 shares issued and outstanding as of March 31, 2020	365	-
Net parent investment	-	1,097,127
Accumulated other comprehensive loss	(14,635)	(28,999)
Additional paid-in capital	949,916	-
Accumulated earnings	733	-
Total stockholders' equity	936,379	1,068,128
Total liabilities and stockholders' equity	$1,653,290	$1,483,829

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CERENCE INC.

Consolidated and Combined Statements of Cash Flows

(unaudited - in thousands)

	Six Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income	$733	$2,709
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	14,971	14,574
Provision for doubtful accounts	446	-
Stock-based compensation expense	15,529	13,367
Non-cash interest expense	2,646	-
Deferred tax benefit	(4,615)	(2,898)
Changes in operating assets and liabilities:
Accounts receivable	(26,692)	5,584
Prepaid expenses and other assets	(13,605)	(6,848)
Deferred costs	(1,079)	2,020
Accounts payable	6,384	849
Accrued expenses and other liabilities	13,028	832
Deferred revenue	(8,481)	12,062
Net cash (used in) provided by operating activities	(735)	42,251
Cash flows from investing activities:
Capital expenditures	(10,145)	(2,472)
Net cash used in investing activities	(10,145)	(2,472)
Cash flows from financing activities:
Net transactions with Parent	13,513	(39,779)
Distributions to Parent	(152,978)	-
Proceeds from long-term debt, net of discount	249,705	-
Payments for long-term debt issuance costs	(515)	-
Principal payments of long-term debt	(2,363)	-
Common stock repurchases for tax withholdings for net settlement of equity awards	(919)	-
Principal payments of lease liabilities arising from a finance lease	(67)	-
Net cash provided by (used in) financing activities	106,376	(39,779)
Effects of exchange rate changes on cash and cash equivalents	88	-
Net change in cash and cash equivalents	95,584	-
Cash and cash equivalents at the beginning of the period	-	-
Cash and cash equivalents at the end of the period	$95,584	$-

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CERENCE INC.

Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

(unaudited - in thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
GAAP revenue	$86,495	$70,304	$163,954	$142,788

GAAP gross profit	$57,765	$45,860	$109,290	$94,137
Stock-based compensation	621	753	1,844	1,133
Amortization of intangible assets	2,258	2,021	4,345	4,196
Non-GAAP gross profit	$60,644	$48,634	$115,479	$99,466
GAAP gross margin	66.8%	65.2%	66.7%	65.9%
Non-GAAP gross margin	70.1%	69.2%	70.4%	69.7%

GAAP operating income	$12,006	$168	$9,909	$2,977
Amortization of intangible assets	5,383	5,153	10,601	10,460
Stock-based compensation	6,560	6,793	15,529	13,367
Restructuring and other costs, net	2,870	4,329	10,424	7,456
Acquisition-related costs	-	182	-	417
Non-GAAP operating income	$26,819	$16,625	$46,463	$34,677
GAAP operating margin	13.9%	0.2%	6.0%	2.1%
Non-GAAP operating margin	31.0%	23.6%	28.3%	24.3%

GAAP net income	$12,495	$454	$733	$2,709
Total other income (expense), net	(6,229)	266	(12,892)	250
(Benefit from) provision for income taxes	(6,718)	(20)	(3,716)	518
Depreciation	2,224	2,076	4,365	4,113
Amortization of intangible assets	5,383	5,153	10,601	10,460
Stock-based compensation	6,560	6,793	15,529	13,367
Restructuring and other costs, net	2,870	4,329	10,424	7,456
Acquisition-related costs	-	182	-	417
Adjusted EBITDA	$29,043	$18,701	$50,828	$38,790
GAAP net income margin	14.4%	0.6%	0.4%	1.9%
Adjusted EBITDA margin	33.6%	26.6%	31.0%	27.2%

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CERENCE INC.

Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures (cont.)

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
GAAP net income	$12,495	$454	$733	$2,709
Amortization of intangible assets	5,383	5,153	10,601	10,460
Stock-based compensation	6,560	6,793	15,529	13,367
Restructuring and other costs, net	2,870	4,329	10,424	7,456
Acquisition-related costs	-	182	-	417
Non-cash interest expense	1,314	-	2,646	-
Income tax impact of Non-GAAP adjustments	(12,473)	(5,571)	(13,449)	(9,612)
Non-GAAP net income	$16,149	$11,340	$26,484	$24,797

Weighted-average common shares outstanding - diluted	37,392	36,391	36,693	36,391
GAAP net income per share - diluted	$0.33	$0.01	$0.02	$0.07
Non-GAAP net income per share - diluted	$0.43	$0.31	$0.72	$0.68

GAAP net cash (used in) provided by operating activities	$(10,191)	$25,551	$(735)	$42,251
Capital expenditures	(6,533)	(1,974)	(10,145)	(2,472)
Free Cash Flow	$(16,724)	$23,577	$(10,880)	$39,779

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